UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2021

MADISON TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51302	85-2151785
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

450 Park Avenue, 30th Floor

New York, NY 10022

(Address of principal executive offices) (Zip Code)

(212) 339-5888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MDEX	OTC QB

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On July 13, 2021, a wholly-owned subsidiary of Madison Technologies, Inc. (the “Company”), Sovryn Holdings, Inc. (“Sovryn”), entered into an asset purchase agreement (the “KPHE Asset Purchase Agreement”) with Lotus TV of Phoenix LLC, an Arizona limited liability company (the “Phoenix Seller”). Upon the terms and subject to the satisfaction of the conditions described in the KPHE Asset Purchase Agreement, Sovryn agreed to acquire the licenses and Federal Communications Commission (“FCC”) authorizations to the KPHE-LD low power television station owned by the Phoenix Seller (the “Phoenix Acquired Station”), certain tangible personal property, certain real property leases, contracts, intangible property, files, claims and prepaid items together with certain assumed liabilities in connection with the Phoenix Acquired Station (the “KPHE Asset Sale Transaction”). As consideration for the KPHE Asset Sale Transaction, Sovryn has agreed to pay the Phoenix Seller $2,000,000 in cash, $100,000 of which was paid to the Phoenix Seller and to be held in escrow pursuant to the terms of an escrow agreement entered into between Sovryn and the Phoenix Seller (the “KPHE Escrow Fee”).

The closing of the KPHE Asset Sale Transaction (the “KPHE Closing”) is subject to, among other things, consent by the FCC to the assignment of the FCC authorizations pertaining to the Phoenix Acquired Station, from the Phoenix Seller to Sovryn (the “Phoenix FCC Consent”). The KPHE Closing shall occur no more than the three (3) business days following the later to occur of (i) the date on which the Phoenix FCC Consent has been granted and (ii) the other conditions to the KPHE Closing set forth in the KPHE Asset Purchase Agreement.

The KPHE Asset Purchase Agreement contains customary representations, warranties and covenants made by Sovryn and the Phoenix Seller, including, among other things, the Phoenix Seller’s conduct of the business between the date of signing of the KPHE Asset Purchase Agreement and the closing of the transaction.

The KPHE Asset Purchase Agreement contains certain termination rights for both Sovryn and the Phoenix Seller. In connection with the termination of the KPHE Asset Purchase Agreement under specified circumstances, the Phoenix Seller may not be obligated to return the KPHE Escrow Fee.

The KPHE Asset Purchase Agreement (and the foregoing description of the KPHE Asset Purchase Agreement and the transactions contemplated thereby) has been included to provide investors and shareholders with information regarding the terms of the KPHE Asset Purchase Agreement and the transactions contemplated thereby. It is not intended to provide any other factual information about the Company or Sovryn. The representations, warranties and covenants contained in the KPHE Asset Purchase Agreement were made only as of specified dates for the purposes of the KPHE Asset Purchase Agreement, were solely for the benefit of the parties to the KPHE Asset Purchase Agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the KPHE Asset Purchase Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC. Investors and shareholders are not third-party beneficiaries under the KPHE Asset Purchase Agreement. Accordingly, investors and shareholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the KPHE Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The foregoing description of the KPHE Asset Purchase Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 2.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
2.1*	Asset Purchase Agreement, dated July 13, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Lotus TV of Phoenix LLC, as Seller.

*Schedules and Exhibits of this exhibit have been omitted pursuant to Rule 601(b)(2) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON TECHNOLOGIES INC.

Dated: July 21, 2021	/s/ Philip Falcone
Philip Falcone
Chief Executive Officer